Exhibit 10.1
RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is dated July 31, 2018 (the “Effective Date”), by and between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and James W. Harris (“Executive”).

RECITALS

WHEREAS, the Company and Executive are party to that certain Employment Agreement dated as of August 2, 2010, as amended as of April 12, 2012 (the “Employment Agreement”); and

WHEREAS, Executive has expressed his desire to resign from officer positions and separate from employment with the Company and its affiliates and subsidiaries under certain terms herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:
1.Resignation from Officer and Director Positions. Effective as of the Effective Date, Executive hereby resigns as Executive Vice President - Drilling and Subsea of the Company and any and all director and other officer (or equivalent) positions he holds with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish these resignations.
2.Advisory Service Period. During the period beginning on the Effective Date and ending on the Separation Date (as defined below) (the “Advisory Service Period”), Executive will remain an employee of the Company and will perform all such duties as requested by the Company’s Chief Executive Officer, including, without limitation, advice and consulting regarding transition issues. Except as provided herein, Executive’s compensation and benefits during the Advisory Service Period shall be on the same terms and conditions (including base salary) in effect on the Effective Date.
3.Separation from Employment; Benefits.
(a)Separation from Employment. Executive’s employment with the Company and all of its subsidiaries and affiliates shall terminate on the earlier of (i) April 30, 2019, (ii) the date that the Executive accepts employment with an entity other than the Company and any of its subsidiaries and affiliates, or (iii) the date that the Company terminates the Executive due to breach of any of the provisions of Section 6 hereof (the “Separation Date”).
(b)Benefits. Executive shall be entitled to any benefits accrued through the Separation Date under any of the Company’s employee benefit plans, programs or arrangements which amount shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements; provided, however, that the terms of Section 4 hereof shall apply for purposes of the Options,

RSU Award, Restricted Stock Award and Performance RSU Award (as defined below). Executive shall be entitled to an annual cash bonus under the Company’s Management Incentive Plan for the calendar year 2018, which shall be determined and paid in accordance with the terms of such plan, subject to the Company’s Compensation Committee’s approval in accordance with past practice.
(c)Deferred Compensation. The Company acknowledges that Executive is a participant in the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan (the “Deferred Compensation Plan”), and that he shall receive any benefits due under the Deferred Compensation Plan in accordance with the terms and conditions of the Deferred Compensation Plan and the Deferral Agreement under the Deferred Compensation Plan in effect on the Effective Date (the “Deferral Agreement”). Executive shall not be eligible to continue participation in the Deferred Compensation Plan after the Effective Date. The parties anticipate that the Deferred Compensation Plan payments shall be made in accordance with the Deferred Compensation Plan and the provisions of Section 7(m) hereof.
(d)No Other Severance Benefits. Except as specified in this Agreement, Executive shall not be entitled to any severance payments or benefits under any other plan or arrangement of the Company.
4.Treatment of Equity Awards. Subject to Executive’s continued compliance with the terms and provisions hereof, Executive shall be entitled to the following benefits.
(a)Nonstatutory Stock Options. Executive is the recipient of Nonstatutory Stock Option Agreements with respect to the Company’s common stock dated August 2, 2010, November 29, 2010, December 7, 2011, April 12, 2012, February 21, 2013, February 21, 2014, February 20, 2015, February 19, 2016, February 20, 2017 and February 16, 2018 (the “Options”). Notwithstanding any terms of the Options to the contrary, the Options will vest and become exercisable in full on the date that is 60 calendar days after the Separation Date (the “Payment Date”), and the Options shall remain exercisable until the earlier of (i) the termination date set forth in each option agreement and (ii) the third anniversary of the Separation Date.
(b)Restricted Stock Units. Executive is the recipient of a Restricted Stock Unit Agreement with respect to the Company’s common stock dated February 20, 2015, February 20, 2017 and February 16, 2018 (the “RSU Award”). Notwithstanding any terms of the RSU Award to the contrary, the Restricted Stock Units shall become 100% fully vested as of the Effective Date. All vested Restricted Stock Units shall be issued to Executive on January 31, 2019.
(c)Restricted Stock. Executive is the recipient of a Restricted Stock Agreement with respect to the Company’s common stock dated February 19, 2016 (the “Restricted Stock Award”). Notwithstanding any terms of the Restricted Stock Award to the contrary, the Restricted Stock shall become 100% fully vested as of the Payment Date.
(d)Performance Restricted Stock Units. Executive is the recipient of a Performance RSU Agreement with respect to the Company’s common stock dated February 19, 2016, February 20, 2017 and February 16, 2018 (the “Performance RSU Award”). Executive’s termination from employment on the Separation Date shall be a “Retirement” for purposes of the Performance RSU Awards, such that Executive will be eligible to receive “Earned Performance Shares” with respect to each “Performance Period” under the Performance RSU Awards for which the “Performance End Date” has not occurred as of the Separation Date, pro-rated based on full months of Executive’s employment from the applicable “Performance Beginning Date” through the Separation Date, which shall be paid to Executive on the applicable “Settlement Date” (as such terms are defined in the Performance RSU Awards). If any calculation with respect to the Earned Performance Shares would result in a fractional share, the number of shares of common stock to be issued shall be rounded up to the nearest whole share.
(e)Base Salary. In the event that the Separation Date occurs prior to April 30, 2019, Executive shall receive a lump sum payment for the base salary that would have been payable to Executive during the period beginning on the Separation Date and ending on April 30, 2019, payable on the Payment Date.

5.Post-Employment Release. Executive acknowledges that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled, and, in exchange for the same, the Company requires the binding execution by Executive (without revocation) of the Waiver and Release attached hereto as Exhibit A (the “Waiver and Release”), which must be executed and returned during the period beginning on the Separation Date and ending on the fiftieth (50th) day after the Separation Date, which Executive hereby agrees provides him with at least 21 calendar days to consider whether to sign and return the Waiver and Release to the Company. Notwithstanding any provision herein to the contrary, if Executive fails to comply with the provisions of Section 6 or if Executive has not delivered to the Company an executed and irrevocable Waiver and Release on or before the fiftieth (50th) day after the Separation Date, Executive shall not be entitled to, and the Company shall have no obligation to pay or provide, any further payments or benefits under this Agreement after the Separation Date, including, but not limited to, any payment of base salary or the treatment of equity awards pursuant to Section 4 of this Agreement.
6.Restrictive Covenants. Executive reaffirms and agrees to the restrictive covenants contained in this Section 6 and acknowledges and agrees that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled in consideration for Executive’s compliance with such restrictive covenants.
(a)Nondisclosure. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding nondisclosure of confidential information or work product and return of property of the Company, in accordance with the terms of Article V of the Employment Agreement.
(b)Statements Concerning the Company. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding non-disparagement of the Company and its agents and affiliates in accordance with the terms of Article VI of the Employment Agreement.
(c)Non-Competition. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding the non-competition provisions of Section Article VIII of the Employment Agreement; provided however, that the “Prohibited Period” defined in Section 8.1 of the Employment Agreement shall end on July 31, 2020.
(d)Non-Solicitation. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding the non-solicitation provisions of Article VIII of the Employment Agreement; provided however, that the “Prohibited Period” defined in Section 8.1 of the Employment Agreement shall end on July 31, 2020.
(e)Permitted Disclosures. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Executive from lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Neither this Agreement nor the Employment Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this section, or to notify the Company that Executive has engaged in any such conduct.

7.Miscellaneous.
(a)Dispute Resolution. Executive and the Company hereby reaffirm the agreement originally set forth in the Employment Agreement regarding resolution of claims and disputes, in accordance with the terms of Article IX of the Employment Agreement (the “Arbitration Provision”) whether arising pursuant to the terms of this Agreement or otherwise.
THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED IN THE ARBITRATION PROVISION, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THE ARBITRATION PROVISION.
(b)Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(c)Submission to Jurisdiction. Subject to the provisions of Section 7(a), with respect to any claim or dispute related to or arising under this Agreement that is not subject to the Arbitration Provision, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.
(d)Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
(e)Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.
(f)Tax Withholding. The Company may withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
(g)Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(h)Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
(i)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.
(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
(k)Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(l)Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.
(m)Section 409A.
(i)Interpretation. This Agreement is intended to be exempt from or to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed, provided, reimbursed, deferred or settled under this Agreement shall not be subject to any additional taxation or premium interest under Section 409A. In the event the parties determine that this Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and Executive agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008‑113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest. Notwithstanding the foregoing, Executive acknowledges and agrees that any and all tax liabilities of Executive arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A. No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.
(ii)Separation from Service. Executive shall be considered to have terminated from employment when Executive incurs a “Separation from Service” under Section 409A. It is contemplated hereunder that the Separation Date shall be Executive’s date of Separation from Service for purposes of any deferred compensation that is payable upon a Separation from Service within the meaning of Section 409A.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

FORUM ENERGY TECHNOLOGIES, INC.

By:/s/ Prady Iyyanki                        Date:    July 31, 2018
Name: Prady Iyyanki
Title: President and Chief Executive Officer

EXECUTIVE

/s/ James W. Harris                        Date:    July 31, 2018
James W. Harris

EXHIBIT A

RELEASE
This Release (this “Release”) constitutes the release referred to in that certain Retirement Agreement (the “Agreement”) dated as of July 31, 2018, by and between James W. Harris (“Executive”) and Forum Energy Technologies, Inc., a Delaware corporation (the “Company”).
1. General Release.
(a) For good and valuable consideration, including additional rights and privileges to which Executive would not otherwise be entitled, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).
(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Agreement or any such stock option or other equity compensation agreement.
(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Release, (ii) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (iii) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (iv) any rights of Executive to benefits accrued under any plan or arrangement referenced in Section 3(b) of the Agreement, or (v) any rights under the Agreement.
(d) Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions.
(e) This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(f) By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
2. Covenant Not to Sue; Executive’s Representation. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims, except to enforce any terms of the Agreement. Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. Executive expressly represents that, as of the date Executive executes this Release, Executive has been provided all leaves (paid and unpaid) and paid all wages and compensation owed to Executive by the Company Parties with the exception of all payments owed as a condition of Executive’s executing (and not revoking) this Release.
3. Acknowledgments. By executing and delivering this Release, Executive acknowledges that:
(a) Executive has carefully read this Release;
(b) Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;
(c) Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and
(d) Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release.
4. Revocation Right. Executive may revoke this Release within the seven day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Release is not effective, and no further consideration shall be provided to Executive, unless the expiration of the Release Revocation Period expires without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio.

Executed on this ____ day of _______, 20__.

James W. Harris

STATE OF ____________    §
COUNTY OF __________    §

BEFORE ME, the undersigned authority personally appeared Wendell R. Brooks, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___day of ________, 20__.

NOTARY PUBLIC in and for the
State of ____________

My Commission Expires:

Identification produced: